Intermediate Bond Fund of America
333 South Hope Street
Los Angeles, CA 90071

Telephone (213) 486-9200
Fax (213) 486-9455

February 28, 2013

Because the electronic format for filing Form N-SAR does not provide adequate space for responding to Items 72DD1 and 72DD2, 73A1 and 73A2, 74U1 and74U2, and 74V1 and 74V2, complete answers are as follows:

Item 72DD1 and 72DD2
Total income dividends for which record date passed during the period

Share Class	Total Income Dividends (000’s omitted)
Class A	$52,076
Class B	$207
Class C	$975
Class F1	$4,295
Class F2	$2,520
Total	$60,073
Class 529-A	$2,860
Class 529-B	$23
Class 529-C	$319
Class 529-E	$116
Class 529-F1	$633
Class R-1	$60
Class R-2	$590
Class R-3	$991
Class R-4	$964
Class R-5	$422
Class R-6	$5,022
Total	$12,000

Item 73 A1 and 73A2
Distributions per share for which record date passed during the period

Share Class	Dividends from Net Investment Income
Class A	$0.1020
Class B	$0.0505
Class C	$0.0474
Class F1	$0.1008
Class F2	$0.1167
Class 529-A	$0.0960
Class 529-B	$0.0419
Class 529-C	$0.0427
Class 529-E	$0.0792
Class 529-F1	$0.1110
Class R-1	$0.0485
Class R-2	$0.0505
Class R-3	$0.0782
Class R-4	$0.1005
Class R-5	$0.1206
Class R-6	$0.1244

Item 74U1 and 74U2
Number of shares outstanding

Share Class	Shares Outstanding (000’s omitted)
Class A	509,492
Class B	3,636
Class C	19,119
Class F1	42,091
Class F2	20,460
Total	594,798
Class 529-A	30,085
Class 529-B	474
Class 529-C	7,212
Class 529-E	1,491
Class 529-F1	5,629
Class R-1	1,156
Class R-2	11,388
Class R-3	12,733
Class R-4	9,497
Class R-5	3,073
Class R-6	48,998
Total	131,736

Item 74V1 and 74V2
Net asset value per share (to nearest cent)

Share Class	Net Asset Value Per Share
Class A	$13.72
Class B	$13.72
Class C	$13.72
Class F1	$13.72
Class F2	$13.72
Class 529-A	$13.72
Class 529-B	$13.72
Class 529-C	$13.72
Class 529-E	$13.72
Class 529-F1	$13.72
Class R-1	$13.72
Class R-2	$13.72
Class R-3	$13.72
Class R-4	$13.72
Class R-5	$13.72
Class R-6	$13.72